EXHIBIT 99.1
ProCentury Corporation Reports Second Quarter 2005 Results
COLUMBUS, Ohio, August 9, 2005 — ProCentury Corporation (Nasdaq: PROS), a specialty property and casualty insurance holding company, today announced financial results for the three and six months ended June 30, 2005.
Highlights from the second quarter of 2005 include the following:
-	Net income per diluted share for the second quarter of $0.30.
-	Gross premiums written of $55.3 million.
-	A combined ratio of 93.9%.
Edward Feighan, ProCentury’s Chief Executive Officer said, “Our performance, especially our profitability, in the second quarter illustrates why we believe our disciplined underwriting approach works. The current market conditions provide a showcase for the risk selection capabilities of our underwriters. I’m pleased with our profitability and our continued ability to grow. Although top line premium growth prospects are not what they were last year at this time, we continue to see opportunities for responsible growth in our core markets. We believe there are still good growth opportunities in the small commercial market, and we plan to continue along our current path in a smart and disciplined manner.”
Financial Results for the Second Quarter 2005
ProCentury’s net income for the second quarter of 2005 increased 33.9% to $4.0 million or $0.30 per diluted share from net income of $3.0 million or $0.26 per diluted share for the second quarter of 2004. The second quarter 2004 per diluted share information is based on the weighted average shares outstanding, which also includes shares as part of the IPO from April 26, 2004 forward.
The combined ratio was 93.9% for the second quarter of 2005 compared to 91.9% for the second quarter of 2004. The second quarter 2005 combined ratio consisted of a loss ratio of 61.8% and an expense ratio of 32.1%. This compares with a loss ratio of 58.6% and expense ratio of 33.3% for the second quarter of 2004.
Gross premiums written increased to $55.3 million for the second quarter of 2005, an increase of 12.9% from $48.9 million for the same period in 2004. Premiums earned were $43.0 million in the second quarter of 2005, up 20.1% compared with $35.8 million in the second quarter of 2004. Investment income for the second quarter of 2005 was $3.5 million, an increase of 45.0% from the investment income of $2.4 million reported for the second quarter of 2004.

Financial Results for the Six Months Ended June 30, 2005
For the six months ended June 30, 2005, ProCentury’s net income increased 20.5% to $7.1 million or $0.54 per diluted share from net income of $5.9 million or $0.72 per diluted share for the first half of 2004. The six months 2004 per diluted share information is based on the historical weighted average shares outstanding, which also includes the shares as part of the IPO from April 26, 2004 forward.
Net income for the first six months of 2005 includes $793,000 ($515,000 net of taxes) in expenses related to the previously announced separation agreement with ProCentury’s former Chief Operating Officer.
The combined ratio was 94.9% for the first six months of 2005 compared to 92.1% for the same period in 2004. For the six months ended June 30, 2005, the loss ratio was 61.9% and the expense ratio was 33.0%. This compares to a loss ratio of 58.8% and an expense ratio of 33.3% for the first six months of 2004.
For the six months ended June 30, 2005 gross premiums written were $102.9 million, an increase of 12.1% from $91.8 million for the same period in 2004. Premiums earned were $84.5 million for the first six months of 2005, up 24.6% compared with $67.9 million in the first six months of 2004. Investment income for the first six months of 2005 was $6.7 million, an increase of 52.1% from the investment income of $4.4 million reported for the same period in 2004.
Other Second Quarter ProCentury News
-	On May 4, 2005 A.M. Best affirmed the A- (Excellent) rating of ProCentury’s wholly owned subsidiary, Century Surety Company, and assigned it the financial size category of VIII. This is an increase in the financial size category from VII to VIII.
-	On June 1, 2005, ProCentury, through its subsidiary, Century Surety Company, acquired the Fireman’s Fund Insurance Company of Texas. The Fireman’s Fund Insurance Company of Texas is licensed in Texas, Oklahoma and California, and is authorized to write insurance on a non-admitted basis in Florida and Louisiana. The Company expects to change the name to ProCentury Insurance Company and begin the process of expanding the licensing of the new subsidiary. (Refer to June 8, 2005 8-K filing.)
-	On June 22, 2005, ProCentury paid a dividend of $0.02 per share to shareholders of record as of June 1, 2005.
Future Outlook
The following forward-looking statement is based on current expectations and actual results may differ materially as explained more completely in the note on forward-looking statements below.
The Company is reaffirming its expectations for gross written premiums for the year ended December 31, 2005 to grow between 10% and 15%.

Conference Call
ProCentury’s second quarter 2005 results will be discussed in more detail on Wednesday, August 10 at 10:00 AM EDT.
To listen to the call, please dial 1-866-314-9606, approximately five minutes prior to the start of the call. For those who cannot listen to the live conference call, a replay will be available from approximately 1:00 p.m. EDT on August 10, 2005 until midnight on August 24, 2005. The access number for the replay is 1-800-642-1687 and the Conference ID code is 7858984. Additionally, the conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Company’s website at http://www.procentury.com . Please access the website at least 15 minutes prior to the start of the call to register and to download any necessary audio software.
About ProCentury Corporation
ProCentury Corporation (Nasdaq: PROS) is a specialty property and casualty insurance holding company. Its subsidiary, Century Surety Company, underwrites property and casualty insurance for small- and mid-sized businesses. Century Surety Company primarily writes excess and surplus lines insurance and markets its products through a select network of general agents.
NOTE ON FORWARD-LOOKING STATEMENTS
Statements in this press release that are not historical statements are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are derived from information that we currently have and assumptions that we make and may be identified by words such as “believes,” “anticipates,” “expects,” “plans,” “should,” “estimates” and similar expressions. Our forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated or implied in our forward-looking statements, including but not limited to: 1) risks inherent in establishing loss and loss adjustment expense reserves; 2) uncertainties related to the ratings of our insurance subsidiary; 3) uncertainties related to governmental and regulatory policies; 4) uncertainties relating to the cyclical nature of our business; 5) changes in our relationships with, and the capacity of, our general agents; and 6) the risk that our reinsurers may not be able to fulfill their obligations to us. You are cautioned not to place undue reliance on forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional disclosure regarding potential risks, please refer to documents we file with the Securities and Exchange Commission.

PROCENTURY CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(dollars in thousands, except per share data)

			Six Months	Six Months
	Quarter Ended	Quarter Ended	Ended	Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Gross premiums written	$55,273	48,936	102,905	91,772
Net premiums written	$48,357	42,922	90,643	79,566

Premiums earned	$43,025	35,819	84,545	67,877
Net investment income	3,495	2,410	6,654	4,375
Net realized investment (losses) gains	(94)	21	(153)	144

Total revenues	46,426	38,250	91,046	72,396

Losses and loss expenses	26,587	20,986	52,314	39,888
Amortization of deferred policy acquisition costs	10,335	8,643	20,555	15,493
Other operating expenses	3,474	3,272	6,539	6,8500
Severance expense	—	—	793	250
Interest expense	459	345	876	760
Interest expense on the redemption of the Class B Shares	—	518	—	518

Total expenses	40,855	33,764	81,077	63,759

Income before income taxes	5,571	4,486	9,969	8,637
Income tax expense	1,572	1,500	2,891	2,763

Net income	$3,999	2,986	7,078	5,874

Net Income per share:
Basic	$0.31	0.27	0.54	0.73

Diluted	$0.30	0.26	0.54	0.72

Weighted average of shares outstanding – basic	13,052,650	11,222,340	13,049,570	8,062,828

Weighted average of shares outstanding – diluted	13,121,314	11,328,595	13,127,469	8,115,125

Loss and loss expense ratio	61.8%	58.6%	61.9%	58.8%
Expense ratio	32.1	33.3	33.0	33.3

Combined ratio	93.9%	91.9%	94.9%	92.1%

PROCENTURY CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(dollars in thousands, except per share data)

Assets	June 30, 2005	December 31, 2004
Investments	$328,727	305,718
Cash	12,042	6,681
Premiums in course of collection, net	16,618	11,747
Deferred policy acquisition costs	18,919	17,411
Prepaid reinsurance premiums	9,894	9,382
Reinsurance recoverable on paid losses, net	2,137	3,897
Reinsurance recoverable on unpaid losses, net	38,380	29,485
Deferred federal income tax asset	6,389	5,442
Other assets	6,730	5,164

Total assets	$439,836	394,927

Liabilities and Shareholders’ Equity
Loss and loss expense reserves	$183,312	153,236
Unearned premiums	88,745	82,135
Long term debt	25,000	25,000
Accrued expenses and other liabilities	5,770	6,703
Reinsurance balances payable	2,614	2,348
Collateral held	11,622	7,008
Federal income taxes payable	348	3,260

Total liabilities	317,411	279,690

Shareholders’ equity:
Additional paid-in capital	100,166	100,103
Retained earnings	22,277	15,727
Unearned share compensation	(1,011)	(1,413)
Accumulated other comprehensive income, net of taxes	993	820

Total shareholders’ equity	122,425	115,237

Total liabilities and shareholders’ equity	$439,836	394,927

Book value per share	$9.27	8.76

Number of common shares outstanding	13,211,019	13,155,995